EXHIBIT 6

                                OPTION AGREEMENT

THIS OPTION AGREEMENT (the "Agreement"), dated as of February 28, 2002 between CHRISTOPHER A. JOHNSTON, an individual residing in Jackson Hole, Wyoming ("CAJ"), and KENNETH J. WARREN, an individual residing in Dublin, Ohio ("KJW").

WHEREAS, KJW has acquired an equity interest in ROYAL PRECISION, INC., a corporation duly incorporated under the laws of the State of Delaware (the "Company"); and

WHEREAS, the parties hereto desire that CAJ have an option to acquire 121,750 shares of common stock of the Company previously acquired by KJW on the terms and conditions herein set forth.

NOW THEREFORE, in consideration of the undertakings hereinafter contained, the parties hereto, intending to be legally bound, do hereby agree as follows:

Section 1. OPTION. KJW hereby grants to CAJ an option (the "Option") to purchase 121,750 shares of common stock of the Company (the "Shares") previously acquired by KJW upon the following terms and conditions:

     1.1. LAPSE. This Option will lapse and cease to be exercisable upon the first anniversary of this Agreement (or later date as outlined in Section 1.6). However, CAJ will have the option to renew the Option for another year for a Renewal Fee (as defined in Section 1.2). To effectuate any renewal, written notice to do so and the Renewal Fee must be received by KJW no later than 30 days prior to the expiration of the Option. Any renewal shall not extend the Option beyond February 25, 2007.

     1.2. RENEWAL FEE. The renewal fee shall be $1,406.49.

     1.3. PRICE. The price to be paid by CAJ to KJW for the Shares (the "Purchase Price") shall be $.25 per Share.

     1.4. PROCEDURE. The Option shall be exercised by CAJ sending to KJW a notice (the "Notice") of the intention of CAJ to acquire the Shares, setting forth the number of Shares to be acquired, and a time and date, not less than 30 days from the date of the Notice, for a closing; provided that if KJW has provided notice to CAJ under the provisions of Section 2, CAJ may cause the closing to occur prior to the time of any event set forth in such notice.

     1.5. THE CLOSING. The closing shall occur at a mutually acceptable time and place on the date set forth in the Notice. At the closing, CAJ shall deliver to KJW a certified or bank check drawn on a bank having an office in Dublin, Ohio for the payment of the Purchase Price against delivery by KJW of an assignment of the Shares to be purchased, free and clear of any claim that the transfer of the Shares was or would be wrongful or that any person, other than KJW, is the owner of or has an interest in the Shares, whether by way of lien, contract of
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sale,  restrictions  on use or transfer or  otherwise  other than the  following legend  (which  shall  also  appear on  certificates  representing  all of CAJ's
Shares).

     THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE RESTRICTED SECURITIES OR SECURITIES OWNED BY AN AFFILIATE OF THE ISSUER WITHIN THE MEANING OF SECURITIES ACT RULE 144. THE SECURITIES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, OR AN OPINION OF COUNSEL SATISFACTORY TO THE ISSUER THAT THE SALE OR TRANSFER IS EXEMPT FROM REGISTRATION UNDER SAID ACT.

     1.6. LIMITATION. KJW cannot be required to sell shares if such a sale would cause KJW to be subject to the provisions of Section 16(b) of the Exchange Act. If a notice to exercise the Option is given and KJW cannot sell such shares, and the time period is going to expire, then the period shall be extended until five days after receipt of notice from KJW that it is now permissible for KJW to sell such shares.

     1.7. ADJUSTMENT. If the Shares are split or if a dividend is paid on such Shares, the number of Shares subject to the Option shall be automatically adjusted by the ratio between the number of Shares outstanding immediately after such event and the number of Shares outstanding immediately before such event.

     1.8. LIENS. KJW agrees to keep available the number of shares subject to this option, free and clear of all liens and encumbrances except the lien in effect in favor of RPJ/JAJ Partner, Ltd and the right of CAJ to purchase any shares to be sold by KJW under an agreement between the two currently in effect.

Section 2. INVESTMENT INTENT.

     2.1. TRANSFER RESTRICTION. CAJ understands that the grant of the Option and the acquisition of the Shares from KJW by CAJ has not been registered under the Securities Act of 1933 on the ground that the sale of securities provided for in this Agreement is exempt from registration under the Securities Act of 1933 and that in order to obtain such exemption, the transfer of such securities is restricted by the legend required by this Agreement. CAJ will not offer for sale, sell or otherwise transfer any of the Shares unless such Shares have been registered under the Securities Act of 1933 and under applicable state securities laws or their offer, sale or transfer are exempt from such registration and the Company has received an opinion of counsel, in form and substance reasonably satisfactory to the Company, to the effect that their offer, sale or transfer, are so exempt. Any certificates representing the Shares shall continue to bear the legend set forth above until such time as CAJ is, in the opinion of counsel to the Company, lawfully able to offer, sell and transfer such Shares without registration under the Securities Act of 1933 or any applicable state securities law and without compliance with Rule 144.

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     2.2. REPRESENTATION. CAJ represents that he is an "accredited investor" (as defined in Section 501 of the Securities Act of 1933). CAJ has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of his investment in the Shares as contemplated by this Agreement, and is able to bear the economic risk of such investment for an indefinite period of time. He has been furnished access to such information and documents as he has requested and has been afforded an opportunity to ask questions of and receive answers from representatives of the Company concerning the Company.

Section 3. MISCELLANEOUS.

     3.1. WAIVER. No purported waiver by either party or any default by the other party of any term or provision contained herein shall be deemed to be a waiver of such term or provision unless the waiver is in writing and signed by the waiving party. No such waiver shall, in any event, be deemed a waiver of any subsequent default under the same or any other term or provision contained herein.

     3.2. ENTIRE AGREEMENT. This Agreement sets forth the entire understanding between the parties concerning the subject matter of this Agreement and incorporates all prior negotiations and understandings. There are no covenants, promises, agreements, conditions or understandings, either oral or written, between them relating to the subject matter of this Agreement other than those set forth herein. No representation or warranty has been made by or on behalf of either party to this Agreement (or any officer, director, employee or agent thereof) to induce the other party to enter into this Agreement or to abide by or consummate any transactions contemplated by any terms of this Agreement, except representations and warranties expressly set forth herein. No alteration, amendment, change or addition to this Agreement shall be binding upon either party unless in writing and signed by the parties to be charged.

     3.3. JOINT PREPARATION. This Agreement is to be deemed to have been prepared jointly by the parties hereto and any uncertainty or ambiguity existing herein shall be interpreted according to the application of the rules of interpretation for arms' length agreements.

     3.4. NO PARTNERSHIP. Nothing contained in this Agreement shall be deemed or construed by the parties hereto or by any third person to create the relationship of principal and agent or of partnership.

     3.5. SUCCESSORS. Each and all of the provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and, except as otherwise specifically provided in this Agreement, their respective successors and permitted assigns; provided, however, that neither this Agreement, nor any rights herein granted may be assigned, transferred or encumbered except as specifically otherwise permitted herein.

     3.6. NOTICE PROCEDURE. Any consent, waiver, notice, demand, request or other instrument required or permitted to be given under this Agreement shall be in writing and be deemed to have been properly given only when delivered in person or by telecopy or other facsimile transmission (followed with hard copy sent by prepaid courier service), addressed to the following:

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     If to KJW:
     5134 Blazer Parkway                  Tel. No.  (614)-766-1960
     Dublin, Ohio  43017                  Fax No.   (614) 766-1974

     If to CAJ:
     P.O. Box 25182
     3490 Club House Drive
     Suite 102                            Tel. No.  (307) 739-1188
     Jackson, Wyoming  83001              Fax No.   (307) 739-2288

Notice of change of address will be effective only upon receipt.

     3.7. CAPTIONS. The captions and section numbers appearing in this Agreement are inserted only as a matter of convenience. They do not define, limit, construe or describe the scope or intent of the provisions of this Agreement.

     3.8. PARTIAL INVALIDITY. If any term or provision of this Agreement, or the application thereof to any person, firm, corporation or other entity or circumstance, shall be invalid or unenforceable, the remainder of this Agreement, or the application of such term or provision to persons, firms, corporations or other entities or circumstances other than those as to which it is held invalid, shall be unaffected thereby and each remaining term or provision of this Agreement shall be valid and be enforced to the fullest extent permitted by law.

     3.9. COUNTERPARTS. This Agreement may be executed in any number of counterparts, all of which shall constitute one and the same instrument, and the parties hereto may execute this Agreement by signing one or more counterparts.

     3.10. THIRD PARTIES. Nothing herein express or implied is intended or shall be construed to confer upon or give any person, other than the parties hereto and their respective heirs, successors or permitted assigns, any rights or remedies under or by reason of this Agreement.

     3.11. GOVERNING LAW. This Agreement shall be governed and construed by the provisions hereof and in accordance with the laws of the State of Delaware applicable to agreements to be performed in the State of Delaware.

     3.12. FURTHER ASSURANCES. If, at any time, either of the parties hereto shall consider or be advised that any further documents are necessary or desirable to carry out the provisions hereof, the appropriate party or parties hereto shall execute and deliver, or cause to be executed and delivered, any and all such other documents and do, or cause to be done, all things necessary or proper to fully carry out the provisions hereof.

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IN WITNESS WHEREOF,  the parties hereto have executed this Agreement on the date first above written.




                                        ----------------------------------------
                                        Christopher A. Johnston



                                        ----------------------------------------
                                        Kenneth J. Warren

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